r77c.txt

FISH Funds - 77C Attachment:

Special Shareholder Meeting Results:

PIMCO Managed Accounts Trust held a special meeting of shareholders on June 9, 2014.
Shareholders voted as indicated below:

Proposal 1: Approval of a new Investment Advisory Contract between the Trust, on behalf of each Portfolio, and PIMCO

				For 		Against   	Abstain
				--------	--------	-------
Fixed Income SHares: Series C 	233,270,735 	33,245 		13,440
Fixed Income SHares: Series LD 	609,405 	0 		0
Fixed Income SHares: Series M 	259,492,006 	28,645 		0
Fixed Income SHares: Series R 	22,605,603 	0 		23,948
Fixed Income SHares: Series TE 	8,163,877 	0 		0

Proposal 2: Election of Trustees

							Withheld
					Affirmative	Authority
					------------	---------
Re-election of Hans W. Kertess 		554,569,689 	173,580
Election of Craig A. Dawson1,2 		554,653,581 	89,688
Election of Deborah A. DeCotis 		554,573,596 	169,673
Re-election of Bradford K. Gallagher 	554,579,171 	164,098
Re-election of James A. Jacobson 	554,579,171 	164,098
Re-election of John C. Maney3 		554,569,689 	173,580
Re-election of William B. Ogden, IV 	554,569,689 	173,580
Re-election of Alan Rappaport 		554,569,689 	173,580

1 Mr. Dawson is an "interested person" of the Trust (as that term is defined in the 1940 Act) because of his affiliations with PIMCO and its affiliates.

2 The election of Mr. Dawson as a Trustee of the Trust became effective as of the close of business on September 5, 2014.
3 Mr. Maney is an "interested person" of the Trust (as that term is defined in the 1940 Act) because of his affiliations with Allianz Asset Management of America L.P. and its affiliates.